UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 7th, 2000

SYNERGY TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	0-26721 (Commission File Number)	84-1379164 (I.R.S. Employer Identification No.)

Item 4. Changes in Registrant's Certifying Accountant.

(a) As of December 7th, 2000, Synergy Technologies Corporation ("Registrant") dismissed as the principal accountant previously engaged to audit the Registrant's financial statements, Hansen, Barnett & Maxwell. Hansen, Barnett & Maxwell was engaged to audit the Registrant's financial statements for the fiscal years ended December 31, 1998 and 1999. Hansen, Barnett & Maxwell's report on the Registrant's financial statements for the fiscal years ended December 31, 1998, and 1999 contained substantial doubt about the Registrant's ability to continue as a going concern. Such report did not contain any other adverse opinion or a disclaimer of opinion nor was it in any other way qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by the Registrant's Board of Directors.

During the Registrant's two (2) most recent fiscal years and during all subsequent interim periods preceding Hansen, Barnett & Maxwell's dismissal, there were no disagreements between the Registrant and the accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Other than the comments with respect to substantial doubt about the Registrants ability to continue as a going concern as described above, there were no reportable events (as such term is defined by paragraph (a)(1)(v) of Item 304 of Regulation S-K promulgated by the Securities and Exchange Commission ("Regulation S-K") that occurred within the Registrant's two most recent fiscal years nor any subsequent interim period preceding the dismissal of Hansen, Barnett & Maxwell.

The Registrant provided Hansen, Barnett & Maxwell with a copy of the disclosures made in this Current Report Form 8-K prior to the filing of the same. The Registrant has requested Hansen, Barnett & Maxwell to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made in this Form 8-K.

(b) As of December 7th, 2000, the Registrant has engaged the accounting firm of KPMG LLC as its principal accounting firm to audit its financial statements. The Registrant has not consulted with KPMG regarding either the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Registrant's financial statements; nor any disagreement or other reportable event (as such are defined in paragraphs (a)(1)(iv)-(v) under Item 304 of Regulation S-K) as no such disagreement or reportable event occurred as disclosed above.

ITEM 7. Financial Statements and Exhibits

(c) Exhibits

A letter from Hansen Barnett & Maxwell dated December 7th, 2000, is attached hereto as Exhibit 16.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNERGY TECHNOLOGIES CORPORATION

By:/s/Jacqueline Danforth
Name: Jacqueline Danforth
Title: Secretary and Treasurer

Dated: December 7th, 2000